Exhibit 99.1

News Release Contact: Larry Vale Keane Investor Relations 617.241.9200 x1290 Veronica Kido Keane Public Relations 617-517-1390

Keane Reports Financial Results for Fourth Quarter and Fiscal Year 2005

Q4 Performance Exceeds Revenue and CEPS Guidance, Marking Strong Close to Year and Setting the Tone for 2006

BOSTON, February 15, 2006 – Keane, Inc. (NYSE: KEA), a leading business process and information technology (IT) services firm, today announced its results for the Fourth Quarter and Fiscal Year ended December 31, 2005.

Keane’s revenues for the Fourth Quarter of 2005 were $246.3 million, above the Company’s previous guidance, and an increase of 7.5 percent from revenues of $229.2 million in the Fourth Quarter of 2004.  Net income for the Fourth Quarter of 2005 was $10.2 million, representing a decrease of 3.9 percent compared to net income of $10.6 million in the Fourth Quarter of 2004.  Diluted earnings per share (EPS) for the Fourth Quarter of 2005 was $.16, above previous guidance, compared to EPS of $.16 for the same period last year.  Net income and EPS for the Fourth Quarter of 2005 included a $0.7 million or $.01 non-recurring tax benefit compared to the Fourth Quarter of 2004, which included a $2.2 million or $.03 non-recurring tax benefit.

Keane’s management believes that cash performance is the primary driver of long-term per share value.  As such, we view diluted cash earnings per share (CEPS)(1) as an important indicator of performance that helps investors gain a meaningful understanding of our core operating results and future prospects, consistent with the manner in which management measures and forecasts the Company’s performance.  CEPS was $0.20 in the Fourth Quarter of 2005, above previous guidance, compared to CEPS of $.20 for the same period last year.  CEPS was $.67 in 2005 compared to CEPS of $.63 in 2004.

(1) CEPS excludes amortization of intangible assets, stock-based compensation, and restructuring charges, net.  CEPS is not a measurement in accordance with Generally Accepted Accounting Principles (GAAP) and is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP.  See reconciliation of EPS to CEPS in the accompanying financial data schedules.

Total revenues for 2005 were $955.9 million, an increase of 4.9 percent compared to revenues of $911.5 million in 2004.  Net income for 2005 was $33.4 million, an increase of 3.5 percent compared to net income of $32.3 million in 2004.  EPS for 2005 was $.52 compared to EPS of $.48 in 2004.  Net income and EPS for the Fiscal Year 2005 included a $3.5 million or $.06 non-recurring tax benefit compared to the Fiscal Year 2004, which included a $2.7 million or $.04 non-recurring net tax benefit.

“Our Fourth Quarter results closed out the year on a positive note that sets the tone for the year ahead,” said Brian Keane, president and CEO of Keane.  “2005 was an important year for Keane as we put the plan and the people in place to drive our company-wide One Keane transformation initiative.  The goal of the One Keane initiative is to enhance top- and bottom-line growth by creating an efficient global operating model.  This will enable us to better serve our clients by accelerating the development of innovative solutions, fostering collaboration, and improving efficiencies.”

“As we aggressively pursue our transformation in 2006, we believe that the Keane organization will be better positioned to deliver high-value, transformational solutions that bundle vertical expertise, business process and application services, cutting-edge technology platforms, and cost-effective global delivery,” added Keane.

2005 Highlights

•                  Increased Bookings:  Keane achieved bookings of $1.4 billion in 2005, an increase of 24.4 percent from bookings of $1.1 billion in 2004.

•                  Outsourcing bookings were $722.7 million

•                  Development & Integration bookings were $266.0 million

•                  Other IT Services bookings were $378.7 million

•                  Client Engagements:  Keane secured new engagements with both new and existing clients, across multiple industries, including: TIAA-CREF, Countrywide Financial Corporation, SEI Investments, Pfizer, Tufts Health Plan, PSE&G, Ecolab, Best Western International, National Weather Service, US Department of Justice, Commonwealth of Kentucky, State of Indiana, and several New York State agencies, including the Office for Temporary and Disability Assistance (OTDA).

•                  Stock Repurchase:  In 2005, Keane repurchased approximately 4.6 million shares of common stock for $54.9 million pursuant to current and prior year stock repurchase programs.  Keane’s Board of Directors authorized the repurchase of 6 million shares pursuant to two stock repurchase programs, of which approximately 2.6 million remain available for repurchase.

•                  BPO Investment:  Keane increased its ownership stake in Keane Worldzen from 62% to approximately 86%.  Keane Worldzen experienced improved profitability throughout 2005 and achieved break-even in Q4.  Keane Worldzen continues to be an important integration point for Keane’s solution offerings, particularly the convergence of BPO and Application Services.

•                  Revolving Credit Facility:  In Q3, Keane closed a five-year, $200 million senior unsecured revolving credit facility with a banking syndicate led by Bank of America, N.A.  Keane expects to use this funding in the continued execution of its strategy, including acquisitions, share repurchases, and investments in Keane’s vertical and solutions development expertise.

•                  Richard Garnick Hire:  In Q3, Keane named former Wipro executive Richard Garnick its president of North American Services.  Garnick is responsible for driving sales strategy and delivery execution.  He also is playing a lead role in the One Keane transformation initiative.

“Looking at the year overall, we made great progress securing the resources necessary to continue investing in strategic areas of the Keane business,” said John Leahy, executive vice president and CFO.  “In 2005 we continued to generate significant cash, as cash from operations totaled $45 million for the year.  The execution of the $200 million senior unsecured credit facility is a great resource for the company as we enter 2006, and is a strong endorsement of Keane’s growth strategy,” continued Leahy.

TTA Update

Since winning the $367 million USD ($494 million AUD) contract with the State Government of Victoria, Australia’s Transport Ticketing Authority (TTA) in July, Keane Australia Micropayment Consortium (Kamco) continues to make progress.  The mobilization phase of the project is complete, and the team is delivering on the next phase of the project.  In Q4, Kamco received its first milestone payment of $8.8 million USD ($12 million AUD) for the mobilization phase of the project.

The Company has concluded that the contract will be accounted for as a single unit of accounting. As a result, revenues for the contract will be recognized over the period services are provided subsequent to completion of the development stage, currently estimated to occur in mid-2007.  Any direct costs incurred during the development stage will also be recognized over the period revenues are recognized. During 2005, approximately $3.4 million in indirect costs were recorded.

Business Outlook

Keane estimates revenues for the First Quarter of 2006 to be in the range of $240 million to $250 million, EPS to be in the range of $.10 to $.12, and CEPS to be in the range of $.14 to $.16.  These estimates include the impact associated with expensing of equity-based compensation under the Financial Accounting Standards Board’s Statement 123R, which the Company adopted on January 1, 2006.

Conference Call

Keane will host a conference call today at 8:30 a.m. eastern time to discuss these results. Interested parties may access the call via the Internet at www.keane.com/investors/earnings.html or may dial 800-438-7212 (706-643-3476 from outside North America) and ask for the Keane call referencing reservation number 4605137.  A replay of the call will be available beginning at approximately 10:30 a.m. today through 5:00 p.m. on February 24th.  The replay may be accessed via the Internet at www.keane.com/investors/earnings.html or by dialing 800-642-1687 (706-645-9291 from outside North America) and referencing reservation number 4605137.

About Keane

In business since 1965, Keane, Inc. (NYSE: KEA) is a leading business process and IT services firm.  Keane delivers Application and Business Process Services to help clients transform their business and IT operations to achieve demonstrable, measurable, and sustainable business benefit.  As a trusted advisor and partner for its clients, Keane solves real business issues through the development and implementation of cost-effective, change-oriented, industry-specific solutions.

Specifically, Keane delivers highly synergistic application and business process services, including Application Development and Integration Services, Architectural Services, Application Outsourcing, Program Management, and Testing, as well as Business Process Improvement and Business Process Outsourcing.  Keane believes that business and IT improvements are best realized by streamlining and optimizing business and IT processes, implementing rigorous management disciplines, and fostering a culture of accountability through meaningful performance metrics.  Keane, based in Boston, Mass., delivers its services through an integrated network of regional offices in the United States, Australia, Canada, India, and the United Kingdom, and via SEI CMMI Level 5 evaluated Advanced Development Centers (ADCs) in Canada and India.  Information on Keane is available on the Internet at www.keane.com.

This press release contains a number of forward-looking statements concerning Keane’s current expectations as to future growth and its results of operations.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “projects,” “will,” “would,” and similar expressions) should also be considered to be forward-looking statements.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: continued or further downturns in the US economy, political and economic conditions in India, the loss of one or more major clients, unanticipated disruptions to Keane’s business, the execution and successful completion of contracts evidencing the new bookings referred to in this release, the successful completion of software development or management projects, the availability and utilization rate of professional staff, and other factors detailed under the caption “Certain Factors That May Affect Future Results” in Keane’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, which important factors are incorporated herein by this reference.  Keane disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, including the potential impact of any future acquisitions, mergers, or dispositions it may make.

Keane, Inc.

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
	(In thousands except per share amounts)		(In thousands except per share amounts)
Revenues	$246,270	$229,180	$955,855	$911,543
Operating expenses
Salaries, wages, and other direct costs	170,279	159,324	669,949	637,240
Selling, general, and administrative expenses	54,304	49,836	219,275	206,747
Amortization of intangible assets	3,939	4,149	15,649	16,234
Restructuring charges, net	—	(111)	—	(111)
Operating income	17,748	15,982	50,982	51,433

Other income (expense)
Interest and dividend income	1,297	1,056	4,651	3,906
Interest expense	(1,399)	(1,430)	(5,624)	(5,682)
Other income (expense), net	(157)	(784)	(714)	(665)
Minority interest	(8)	700	1,023	2,516
Income before income taxes	17,481	15,524	50,318	51,508
Provision for income taxes	7,259	4,888	16,892	19,226

Net income	$10,222	$10,636	$33,426	$32,282

Basic earnings per share	$0.18	$0.17	$0.55	$0.52

Diluted earnings per share	$0.16	$0.16	$0.52	$0.48

Basic weighted average common shares outstanding	58,266	61,882	60,540	62,601
Diluted weighted average common shares and common share equivalents outstanding	66,803	71,099	69,281	71,807

Reconciliation of GAAP Diluted EPS to CEPS (1) (2)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Net Income	$10,222	$10,636	$33,426	$32,282
Add (Subtract):
Interest expense related to convertible debentures	970	970	3,881	3,880
Related tax effect	(396)	(396)	(1,585)	(1,585)
Net income for Diluted EPS	$10,796	$11,210	$35,722	$34,577
Amortization of intangible assets and stock-based compensation	4,089	4,253	16,222	16,853
Restructuring charges, net	—	(111)	—	(111)
Related tax effect	(1,698)	(1,304)	(5,446)	(6,250)
Adjusted net income for CEPS	$13,187	$14,048	$46,498	$45,069
Diluted CEPS	$0.20	$0.20	$0.67	$0.63

(1)          Keane management believes that cash performance is the primary driver of long-term per share value. As such, we view diluted cash earnings per share (CEPS) as an important indicator of performance that helps investors to gain a meaningful understanding of our core operating results and future prospects, consistent with the manner in which management measures and forecasts the Company’s performance. CEPS excludes amortization of intangible assets, stock-based compensation, and restructuring charges, net. CEPS is not a measurement in accordance with Generally Accepted Accounting Principles (GAAP) and is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP.

(2)          EPS and CEPS for the three months ended December 31, 2005 includes a $0.7 million non-recurring tax benefit resulting from the reduction of tax reserves associated with the expiration of certain statutes and a change in estimates. EPS and CEPS for the three months ended December 31, 2004 includes a $2.2 million non-recurring tax benefit resulting from book to tax timing differences related to depreciation expense.

EPS and CEPS for the twelve months ended December 31, 2005 includes a $3.5 million non-recurring tax benefit resulting from the reduction of tax reserves due to the expiration of certain statutes and a change in estimates. EPS and CEPS for the twelve months ended December 31, 2004 includes a $2.7 million non-recurring net tax benefit resulting from the reduction of tax reserves due to the expiration of certain statutes, a change in estimates, the enactment of certain tax laws, and book to tax timing differences related to depreciation expense.

Keane, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

	As of December 31,	As of December 31,
	2005	2004
	(In thousands)
Assets
Current:
Cash and cash equivalents	$71,570	$67,488
Restricted cash	1,745	986
Marketable securities	95,796	130,678
Accounts receivable, net	160,019	127,321
Prepaid expenses and deferred taxes	16,954	16,515
Total current assets	346,084	342,988

Property and equipment, net	77,583	76,761
Goodwill	314,536	305,965
Customer lists, net	41,050	53,040
Other intangible assets, net	6,173	9,904
Other assets, net	21,868	16,390
Total assets	$807,294	$805,048

Liabilities
Current:
Short-term debt	$548	$892
Accounts payable	11,489	8,140
Accrued restructuring	2,781	3,513
Deferred revenue	6,932	6,837
Accrued compensation	44,835	39,763
Accrued expenses and other current liabilities	45,988	41,494
Total current liabilities	112,573	100,639

Long-term debt	150,001	150,017
Accrued long-term building costs	39,004	39,545
Accrued long-term restructuring	2,823	5,164
Other long-term liabilities	27,648	16,030
Deferred income taxes	30,864	25,924
Total liabilities	362,913	337,319

Minority interest	3,769	6,026
Equity
Stockholders’ equity	440,612	461,703
Total liabilities and stockholders’ equity	$807,294	$805,048

Keane, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended December 31,
	2005	2004
	(In thousands)
Cash flows from operating activities:
Net income	$33,426	$32,282
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,894	28,741
Changes in operating assets and liabilities, net of acquisitions and other, net	(16,844)	(9,104)
Net cash provided by operating activities	45,476	51,919

Cash flows from investing activities:
Sales and maturities of investments, net of purchases	33,882	15,056
Purchase of property and equipment	(16,331)	(10,259)
Payments for current year and prior year acquisitions, net of cash acquired	(7,583)	(21,419)
Other, net	858	186
Net cash provided by (used for) investing activities	10,826	(16,436)

Cash flows from financing activities:
Debt issuance costs	(1,346)	(42)
Repurchase of common stock	(54,932)	(30,096)
Other, net	4,781	4,898
Net cash used for financing activities	(51,497)	(25,240)
Effect of exchange rate changes on cash	(723)	509
Net (decrease) increase in cash and cash equivalents	4,082	10,752
Cash and cash equivalents at beginning of period	67,488	56,736
Cash and cash equivalents at end of period	$71,570	$67,488

Keane, Inc.

Selected Financial Data (Unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
			Increase (Decrease)				Increase (Decrease)
	2005	2004	$	%	2005	2004	$	%
	(Dollars in thousands)				(Dollars in thousands)
Reconciliation of GAAP Net Income to EBITDA (1)
Net income	$10,222	$10,636	$(414)	-3.9%	$33,426	$32,282	$1,144	3.5%
Add (Subtract):
Provision for income taxes	7,259	4,888	2,371	48.5%	16,892	19,226	(2,334)	-12.1%
Amortization of intangible assets and stock-based compensation	4,089	4,253	(164)	-3.9%	16,222	16,853	(631)	-3.7%
Restructuring charges, net	—	(111)	111	n/m	—	(111)	111	n/m
Depreciation	3,695	3,330	365	11.0%	13,245	12,507	738	5.9%
Interest and dividend income	(1,297)	(1,056)	(241)	22.8%	(4,651)	(3,906)	(745)	19.1%
Interest expense	1,399	1,430	(31)	-2.2%	5,624	5,682	(58)	-1.0%
EBITDA	$25,367	$23,370	$1,997	8.5%	$80,758	$82,533	$(1,775)	-2.2%

Service Line Revenues
Outsourcing	$131,486	$119,490	$11,996	10.0%	$506,548	$465,077	$41,471	8.9%
Development & Integration	44,936	44,392	544	1.2%	171,003	176,781	(5,778)	-3.3%
Other IT Services	69,848	65,298	4,550	7.0%	278,304	269,685	8,619	3.2%
Total	$246,270	$229,180	$17,090	7.5%	$955,855	$911,543	$44,312	4.9%

Service Line Bookings (2)
Outsourcing	$132,561	$97,847	$34,714	35.5%	$722,699	$574,712	$147,987	25.7%
Development & Integration	27,538	14,181	13,357	94.2%	266,004	124,822	141,182	113.1%
Other IT Services	79,626	89,827	(10,201)	-11.4%	378,717	399,446	(20,729)	-5.2%
Total	$239,725	$201,855	$37,870	18.8%	$1,367,420	$1,098,980	$268,440	24.4%

Gross Margin
Revenues	$246,270	$229,180	$17,090	7.50%	$955,855	$911,543	$44,312	4.9%
Salaries, wages, and other direct costs	(170,279)	$(159,324)	(10,955)	6.9%	(669,949)	$(637,240)	(32,709)	5.1%
Gross Margin	$75,991	$69,856	$6,135	8.8%	$285,906	$274,303	$11,603	4.2%
Gross Margin %	30.9%	30.5%			29.9%	30.1%

Days Sales Outstanding (DSO) (3)	58	52	6	11.5%

n/m: not meaningful

(1)          EBITDA represents earnings before net interest, income taxes, depreciation, amortization of intangible assets, stock-based compensation, and restructuring charges, net. EBITDA is a non-GAAP (Generally Accepted Accounting Principles) financial measure that Keane’s management believes is an important indicator of Keane’s liquidity. Keane’s calculation of EBITDA may not be consistent with EBITDA measures of other companies. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the condensed consolidated statements of income.

(2)          Bookings represent the engagement value of contracts signed in the current reporting period.

(3)          DSO is calculated using trailing three months total revenues divided by the number of days in the period to determine daily revenues. The average accounts receivable balance for the three-month period is then divided by daily revenues.